AMENDMENT TO

AMENDED AND RESTATED

DISTRIBUTION AGREEMENT OF

THE ALGER FUNDS II

WHEREAS, Fred Alger & Company, Incorporated and The Alger Funds II (the “Trust”) entered into a distribution agreement dated February 12, 1996 (as amended, supplemented and/or restated to date, the “Agreement”) to distribute shares of beneficial interest of each series of the Trust; and

WHEREAS, effective October 1, 2019, Fred Alger & Company, Incorporated converted from a Delaware corporation to a Delaware limited liability company and changed its name to “Fred Alger & Company, LLC”;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby amend the Agreement as follows:

1. All references in the Agreement to “Fred Alger & Company, Incorporated” are hereby deleted and replaced with “Fred Alger & Company, LLC”. None of the terms or provisions of the Agreement shall be affected by this change in legal entity.

2. Except as otherwise provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Agreement to be executed as of September 29, 2020.

THE ALGER FUNDS II		FRED ALGER & COMPANY, LLC

By:	/s/ Tina Payne	By:	/s/ Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	Secretary, CCO	Title:	SVP, General Counsel, CCO